Exhibit h.(viii)

FORM OF EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of January 1, 2013, between Hartford Series Fund (the “Company”) on behalf of Hartford Portfolio Diversifier HLS Fund (the “Fund”) and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement between the Company, on behalf of the Fund, and the Adviser; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.                                      For the period commencing January 1, 2013 through April 30, 2013, the Adviser hereby agrees to reimburse Fund expenses, exclusive of taxes, interest expense, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, to the extent necessary to maintain the net annual operating expenses specified for the Class IB shares of the Fund at the annual rate of 0.85% of the Fund’s average daily net assets.

2.                                      The reimbursement described in Section 1 above is not subject to recoupment by the Adviser.

3.                                      The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.                                      This Agreement shall renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of such term.

5.                                      This Agreement may be amended or modified by mutual consent of the Adviser and the Board of Directors of the respective Company at any time prior to the expiration date of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD SERIES FUND, INC.

Name:
Mark A. Annoni
Title:	Vice President, Treasurer and Controller

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:
James E. Davey
Title:	President